Exhibit 11

901 K STREET, NW
WASHINGTON, DC 20001

WRITER’S DIRECT DIAL:	TELEPHONE: (202) 737-8833	ONE BATTERY PARK PLAZA
	FACSIMILE: (202) 737-5184	NEW YORK, NEW YORK 10004
	WWW.SEWKIS.COM	TELEPHONE: (212) 574-1200
FACSIMILE: (212) 480-8421

February 25, 2020

Columbia Funds Series Trust II

225 Franklin Street

Boston, MA 02110

Re: Registration Statement on Form N-14

Ladies and Gentlemen:

We are counsel to Columbia Funds Series Trust II, a Massachusetts business trust (the “Trust”). The opinions set forth below are being rendered in connection with the Trust’s registration statement on Form N-14 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), in which this letter is to be included as an exhibit. The Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company (File No. 811-21852).

The Registration Statement pertains to the proposed reorganization of:

(a) Columbia Global Energy and Natural Resources Fund, a series of Columbia Funds Series Trust I (a “Target Fund”) into Columbia Global Equity Value Fund, a series of the Trust (the “Acquiring Fund”), and the issuance of Class A, Class Adv, Class C, Class R, Class Inst, Class Inst 2 and Class Inst 3 shares of beneficial interest of the Acquiring Fund in connection therewith; and

(b) Columbia Global Infrastructure Fund, a series of the Trust (a “Target Fund”) into the Acquiring Fund, and the issuance of Class A, Class Adv, Class C, Class R, Class Inst, Class Inst 2 and Class Inst 3 shares of beneficial interest of the Acquiring Fund in connection therewith (collectively with all Acquiring Fund shares referenced in clause (a) above, the “Shares”);

all pursuant to an Agreement and Plan of Reorganization by and among the Trust, on behalf of the Acquiring Fund, certain other registered investment companies, on behalf of certain series thereof, as applicable, and Columbia Management Investment Advisers, LLC dated February 20, 2020, a form of which is included as an exhibit to the Combined Proxy Statement/Prospectus in the Registration Statement (the “Plan”).

Columbia Funds Series Trust II

February 25, 2020

We have examined the Trust’s Agreement and Declaration of Trust on file in the office of the Secretary of the Commonwealth of Massachusetts (the “Declaration of Trust”) and the Bylaws of the Trust and applicable amendments and supplements thereto, the Plan in the form approved by the Board of Trustees of the Trust and a copy of the Registration Statement in which this letter is to be included as an exhibit. We have also examined and relied upon such corporate records of the Trust and other documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein. We have assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies. We have also assumed for purposes of this opinion that, prior to the date of the issuance of the Shares, (1) the Board of Trustees of each Target Fund and the shareholders of each Target Fund will have taken all action required of them for the approval of the Plan and (2) the Plan will have been duly executed and delivered by each party thereto.

Based on such examination and assumptions, we are of the opinion that:

(i)    The Trust is a duly organized and validly existing unincorporated association under the laws of the Commonwealth of Massachusetts and is authorized to issue an unlimited number of its shares of beneficial interest; and

(ii)     when issued in accordance with the Plan, the Shares will be validly issued, fully paid and, except as noted in the paragraph below, nonassessable by the Trust.

The Trust is an entity of the type commonly known as a “Massachusetts business trust.” Under Massachusetts law, shareholders of a trust could, under certain circumstances, be held personally liable for the obligations of the trust by reason of being, or having been, a shareholder of the trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by the Trust or its trustees. The Declaration of Trust provides for indemnification out of the property of the Trust for all loss and expense of any shareholder of the Trust held personally liable for the obligations of the Trust by reason of being, or having been, a shareholder of the Trust. Thus, the risk of a shareholder incurring financial loss by reason of being, or having been, a shareholder is limited to circumstances in which the Trust itself would be unable to meet its obligations.

We do not express an opinion with respect to any laws other than the laws of Massachusetts applicable to the issuance of shares of beneficial interest in a domestic business trust. Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or “blue sky” laws of Massachusetts or any other jurisdiction. Members of this firm are admitted to the bars of the State of New York and the District of Columbia.

Columbia Funds Series Trust II

February 25, 2020

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Seward & Kissel LLP